JACOB INTERNET FUND INC.


          FORM OF DISTRIBUTION AND SERVICE PLAN PURSUANT TO RULE 12B-1

                    UNDER THE INVESTMENT COMPANY ACT OF 1940


                     This Distribution and Service Plan (the "Plan") is adopted by Jacob Internet Fund Inc. (the "Fund") in accordance with the provisions of Rule 12b-1 under the Investment Company Act of 1940 (the "Act").

                                    The Plan
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                     1. The Fund and Lepercq, de Neuflize Securities Inc. (the
"Distributor") will enter into a Distribution Agreement, in a form satisfactory to the Fund's Board of Directors, under which the Distributor acts as distributor of the Fund's shares. Pursuant to the Distribution Agreement, the Distributor, as agent of the Fund, will solicit orders for the purchase of the Fund's shares, provided that any subscriptions and orders for the purchase of the shares will not be binding on the Fund until accepted by the Fund as principal. The Fund and Jacob Asset Management LLC (the "Advisor") will enter into a Shareholder Servicing Agreement, in a form satisfactory to the Fund's Board of Directors under which the Advisor will provide shareholder services and arrange for others to provide shareholder services with respect to the Fund's shares.

                     2. (a) The Distribution Agreement provides that the Distributor will receive from the Fund an asset based sales charge ("Asset Based Sales Charge") to compensate the

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Distributor for providing distribution assistance or for arranging for others to provide distribution assistance with respect to sales of the Fund's shares.

                     (b) The Shareholder Servicing Agreement provides that the Advisor will receive from the Fund a service fee ("Service Fee") to compensate the Advisor for providing shareholder services and to permit the Advisor to compensate others for providing such shareholder services with respect to the Fund's shares.

                     (c) In addition, the Investment Advisory Agreement for the Fund provides that the Advisor may make payments from time to time from its own resources, which may include the management fee received from the Fund, management or advisory fees received from other investment companies and past profits, for the following purposes:

                     (i) to defray the costs of, and to compensate others, including organizations whose customers or clients are Fund shareholders ("Shareholder Servicing Agents"), for performing shareholder servicing and related administrative functions on behalf of the Fund;

                     (ii) to compensate certain Shareholder Servicing Agents for providing assistance in distributing the Fund's shares;

                     (iii) to pay the cost of printing and distributing the Fund's prospectus to prospective investors; and

                     (iv) to defray the cost of the preparation and printing of brochures and other promotional materials, mailings to prospective shareholders, advertising, and other promotional activities, including the salaries and/or commissions of sales personnel in connection with the distribution of the shares.

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In addition, under the Distribution Agreement, the Distributor may make payments from time to time from its Asset Based Sales Charge for the purposes enumerated in paragraphs (ii), (iii) and (iv) above. Under the Shareholder Servicing Agreement, the Advisor may make payments from time to time from its Service Fees for the purpose enumerated in (i) above. The Distribution Agreement will further provide that the Distributor in its sole discretion, will determine the amount of such payments made pursuant to the Plan, provided that such payments will not increase the amount which the Fund is required to pay to the Distributor or the Advisor for any fiscal year under the Distribution Agreement, the Shareholder Servicing Agreement or the Investment Advisory Agreement in effect for that year.

                     3. The Fund will pay for (i) telecommunications expenses, including the cost of dedicated lines and CRT terminals, incurred by the Distributor in carrying out its obligations under the Distribution Agreement and
(ii) the cost of preparing, printing and delivering the Fund's prospectus to existing shareholders of the Fund and preparing and printing subscription application forms for shareholder accounts.

                     4. Payments made by the Distributor to Shareholder Servicing Agents for performing shareholder servicing and related administrative functions or for the purpose of distributing the shares are subject to compliance by them with the terms of written agreements in a form satisfactory to the Fund's Board of Directors to be entered into between the Distributor and the Shareholder Servicing Agent.

                     5. The Fund and the Distributor will prepare and furnish to the Fund's Board of Directors, at least quarterly, written reports setting forth all amounts expended for

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distribution purposes by the Fund and the Distributor, pursuant to the Plan, and identifying the distribution activities for which such expenditures were made.

                     6. The Plan will become effective immediately upon approval by (i) a majority of the outstanding voting securities of the Fund (as defined in the Act), and (ii) a majority of the Board of Directors of the Fund, including a majority of the Directors who are not interested persons (as defined in the Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreement entered into in connection with the Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan.

                     7. The Plan will remain in effect until __________ , 2000, unless earlier terminated in accordance with its terms, and thereafter may continue in effect for successive annual periods if approved each year in the manner described in clause (ii) of paragraph 7 hereof.

                     8. The Plan may be amended at any time with the approval of the Board of Directors of the Fund, provided that (i) any material amendments of the terms of the Plan will be effective only upon approval as provided in clause
(ii) of paragraph 7 hereof, and (ii) any amendment which increases materially the amount which may be spent by the Fund pursuant to the Plan will be effective only upon the additional approval as provided in clause (i) of paragraph 7 hereof.

                     9. The Plan may be terminated without penalty at any time
(i) by a vote of the majority of the entire Board of Directors of the Fund, (ii) by a vote of a majority of the Directors of the Fund who are not interested persons (as defined in the Act) of the Fund and

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who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan, or (iii) by a vote of a majority of the outstanding voting securities of the Fund (as defined in the Act).


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